Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES ACQUISITION OF TWO CHICAGOLAND RETAIL CENTERS

Inland Real Estate Corporation Adds Mapleview Shopping Center in Grayslake, Illinois and Showplace Theatre Center in Crystal Lake, Illinois to Its Retail Portfolio

OAK BROOK, Ill. (March 9, 2005) – Inland Real Estate Corporation (NYSE: IRC) announced today the acquisitions of Mapleview Shopping Center, a 103,714 square-foot multi-tenant retail center located in Grayslake, Illinois, and Showplace Theatre Center, a 94,860 square-foot multi-tenant retail center located in Crystal Lake, Illinois. Inland Real Estate Corporation paid an aggregate of approximately $40.8 million for both properties.

Mapleview Shopping Center enjoys physical and economic occupancy of 95%.  The center is anchored by a Jewel/Osco grocery store. Other tenants include Blockbuster Video, Hair Cuttery, H&R Block, LaSalle Bank, Quizno’s and Radio Shack. Mapleview Shopping Center is situated along the south side of Belvidere Road between Ivanhoe and Atkinson Roads in Grayslake, Illinois, which is located approximately forty miles north of Chicago.

Showplace Theatre Center is 98% occupied and is anchored by Regal Showplace 16. Other tenants at the center include Bennigan’s, Back to Bed, Cingular Wireless, Noodles & Company and a professional building. Showplace Theatre Center is located at the northwest corner of the intersection of Northwest Highway (US Route 14) and State Route 31 in Crystal Lake, Illinois, which is located approximately fifty miles northwest of Chicago.

  “Both Mapleview Shopping Center and Showplace Theatre Center are superbly located retail centers in their respective communities,” said Mark Zalatoris, Inland Real Estate Corporation’s chief operating officer. “With the acquisition of these two centers, we continue to grow our Midwest-focused portfolio.”

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns and manages 144 neighborhood, community and single-tenant retail centers located in the midwestern United States.  Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.